     As filed with the Securities and Exchange Commission on July 22, 1999
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM S-8/S-3
                             REGISTRATION STATEMENT
(Including registration of shares for resale by means of a Form S-3 Prospectus)
                                     Under
                           THE SECURITIES ACT OF 1933
                               TUT SYSTEMS, INC.
               (Exact name of issuer as specified in its charter)

           DELAWARE                                        94-2958543
  (State of Incorporation)                    (IRS Employer Identification No.)

                                2495 Estand Way
                        Pleasant Hill, California 94523
                    (Address of principal executive offices)

                                1992 STOCK PLAN
                                1998 STOCK PLAN
                       1998 EMPLOYEE STOCK PURCHASE PLAN
                         SHARES ISSUED OUTSIDE OF PLAN

                               Salvatore D'Auria
                       President Chief Executive Officer
                               TUT SYSTEMS, INC.
                                2495 Estand Way
                        Pleasant Hill, California 94523
                    (Name and address of agent for service)
                                 (925) 682-6510
         (Telephone number, including area code, of agent for service)

                                    Copy to:
                            Steven E. Bochner, Esq.
                            Jeffrey A. Herbst, Esq.
                        WILSON SONSINI GOODRICH & ROSATI
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
                                 (650) 493-9300

                                           CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                                   PROPOSED         PROPOSED
  TITLE OF SECURITIES TO BE REGISTERED                        AMOUNT TO BE         MAXIMUM           MAXIMUM         AMOUNT OF
                                                               REGISTERED      OFFERING PRICE      AGGREGATE      REGISTRATION FEE
                                                                                  PER SHARE      OFFERING PRICE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value:
  X  subject to outstanding options
     under 1992 Stock Plan                                        930,820         $   4.51 (1)   $  4,197,998 (1)     $   1,167.04
  X  reserved or subject to outstanding
     options under the 1998 Stock Plan                          1,000,000         $  47.25 (2)   $ 46,830,702 (2)     $  13,018.94
  X  reserved under 1998 Employee Stock
     Purchase Plan                                                250,000         $  40.16 (3)   $ 10,040,000 (3)     $   2,791.12
  X  issued to service providers outside of plans                  40,000         $  47.25 (4)   $  1,890,000 (4)     $     525.42
==================================================================================================================================

  (1) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $4.51 per share for outstanding options to purchase a total of 930,820 shares of Common Stock.
  (2) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of (i) the weighted average exercise price of $43.12 per share for outstanding options to purchase a total of 101,525 shares of Common Stock and (ii) $47.25 per share (which is the average of the high and low prices of Registrant's Common Stock as reported on the Nasdaq National Market on July 19, 1999), for 898,475 shares of Common Stock reserved for issuance thereunder.
  (3) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $40.16 per share (85% of $47.25 which is the average of the high and low prices of Registrant's Common Stock as reported on the Nasdaq National Market on July 19, 1999).
  (4) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $47.25 per share, which is the average of the high and low prices of Registrant's Common Stock as reported on the Nasdaq National Market on July 19, 1999.
===============================================================================

                               RESALE PROSPECTUS

                               TUT SYSTEMS, INC.

                      UP TO 40,000 SHARES OF COMMON STOCK

        WHICH THE SELLING STOCKHOLDERS MAY RESELL UNDER THIS PROSPECTUS

                                  -----------

     The stockholders of Tut Systems listed below may offer and resell up to 40,000 shares of our common stock under this prospectus for their own accounts. We will not receive any proceeds from the sale of these shares.

     These shares were acquired by the selling stockholders pursuant to the exercise of options to purchase shares of our Common Stock. Each of these options were granted to the selling stockholders by such founder for compensatory purposes prior to the adoption by our 1992 Stock Plan.

     The selling stockholders may offer their common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. Such future prices are not currently known.

     Our common stock is quoted on the Nasdaq National Market under the symbol "TUTS." The last reported sale price of our common stock on the Nasdaq National Market on July 21, 1999 was $43.125.

                                  -----------

                      CONSIDER CAREFULLY THE RISK FACTORS
                    BEGINNING ON PAGE 3 IN THIS PROSPECTUS.

                                  -----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                 The date of this prospectus is July 22, 1999.

                               TABLE OF CONTENTS



                                                                      Page
                                                                      -----
Tut Systems.........................................................     2
Risk Factors........................................................     3
Selling Stockholders................................................    12
Plan of Distribution................................................    12
Information Incorporated by Reference...............................    13
Where to Find More Information About Tut Systems....................    13
Indemnification and the SEC's Position on Enforceability............    14
Information Required in Registration Statement......................  II-1


                                  TUT SYSTEMS

     Our principal executive offices are located at 2495 Estand Way, Pleasant Hill, California 94523. The telephone number at that location is (925) 682-6510.

     Tut Systems designs, develops and markets advanced communications products which enables data to be transmitted at high speeds over the copper wires used by telephone companies, as well as the copper telephone wires found in homes, businesses and other buildings. These products incorporate our proprietary FastCopper technology which allows these products to exploit the underutilized bandwidth, or capacity, of copper telephone wires. Our products are cost-effective, scalable and easy to deploy and include the following:

        X Expresso high bandwidth multiplexers, which multiplex or aggregate multiple low speed data channels onto a single high speed channel, associated modems and routers, and integrated management software;

        X XL local area network, or LAN, extension products which extend the distance of conventional Ethernet-based LANs.

        X  HomeRun-enabled line cards, adapters and network interface cards.

     We have also made our HomeRun technology available to third party vendors for integration into their own products, including integrated circuits, PCs, peripherals, modems, Internet telephones and television-based web browsers. HomeRun is either licensed directly to these vendors or is available integrated within chip sets from our semiconductor licensees. Since HomeRun is compatible with standard Ethernet protocols, our licensees can readily incorporate HomeRun into multiple consumer device designs at a low incremental cost.

     Our HomeRun technology, an in-home application of FastCopper, has been selected as the initial specification for a home networking standard by the Home Phoneline Network Alliance, or the Home PNA, a non-profit corporation formed to provide a forum for the creation of an open standard and specification for home networking products and services. The founding members of the Home PNA were 3Com, Advanced Micro Devices, AT&T Wireless, Compaq, Epigram, Intel, IBM, Hewlett-Packard, Lucent, Conexant Systems and Tut Systems.

     In this prospectus, unless indicated otherwise, "Tut Systems," the "Company," "we," "us" and "our" refer to Tut Systems, Inc. and its subsidiary.

                                      RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains "forward-looking" statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus.

We have a history of losses.

     We have incurred substantial and increasing net losses and experienced negative cash flow each fiscal quarter since our inception. We incurred net losses attributable to common stockholders of $3.5 million for the three months ended March 31, 1999 and $3.6 million for the three months ended March 31, 1998. As of March 31, 1999, we had an accumulated deficit of $48.0 million. We expect that we will continue to incur losses through 1999.

We cannot predict our future profitability.

     We may never achieve or sustain profitability. We have spent substantial amounts of money on the development of our Expresso products and our HomeRun technology. We intend to continue increasing certain of our operating expenditures, including our sales and marketing, research and development and general and administrative expenditures. We cannot assure you that we will generate a sufficient level of revenue to offset these expenditures, or that we will be able to adjust spending in a timely manner to respond to any unanticipated decline in revenue due to the fact that our expenditures for sales and marketing, research and development, and general administrative functions are, in the short term, relatively fixed. We derive approximately two-thirds of our revenue from sales of our Expresso products and approximately one-third of our revenue from sales of our XL products. Our ability to increase revenues or achieve profitability in the future will primarily depend on our ability to increase sales of our Expresso GS and Expresso MDU products, reduce manufacturing costs, and successfully introduce and sell enhanced versions of our existing products and new products. In particular, the success of our Expresso MDU products depends, in part, on the widespread adoption of our HomeRun technology as an embedded technology in integrated circuits and consumer products.

Our operating results are likely to fluctuate in future periods and may fail to meet the expectations of securities analysts or investors.

     Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future as a result of numerous factors, some of which are outside of our control. These factors include:

        X    market acceptance of our products;
        X    competitive pressures, including pricing pressures from our partners and competitors;
        X    the timing or cancellation of orders from, or shipments to, existing and new customers;
        X    the timing of new product and service introductions by us, our customers, our partners or our competitors;
        X    variations in our sales or distribution channels;
        X    variations in the mix of products offered by us;
        X    changes in the pricing policies of our suppliers;
        X    the availability and cost of key components; and
        X    the timing of personnel hiring.

     We may also experience substantial period to period fluctuations in future operating results and declines in gross margin as a result of the erosion of average selling prices for high-speed data access products and services due to a number of factors, including competition and rapid technological change. We anticipate that average selling prices for our products will decrease over time due to competitive pressures and volume pricing agreements. Decreasing average selling prices could cause us to experience decreased revenues despite an increase in the number of units sold. We cannot assure you that we will be able to sustain or improve our gross margins in the future, or that we will be able to offset future price declines with cost reductions.

     As a result of these and other factors, it is possible that in some future period our operating results will be below the expectations of securities analysts and investors. In that event, the trading price of our common stock would likely decline.

Difficulties in forecasting product sales could negatively impact our business.

     We base our expense levels in part upon our expectations concerning future revenue and these expense levels are relatively fixed in the short-term. However, orders for our products may vary from quarter to quarter. In some circumstances, customers may delay purchasing our current products in favor of next-generation products. In addition, our new products are generally subject to technical evaluations which typically last 60 to 90 days. If orders forecasted for a specific customer for a particular quarter do not occur in that quarter, our revenues for that quarter would be reduced. If we have lower revenue in a quarter than expected, we may not be able to reduce our spending in the short-term in response to this shortfall and reduced revenues would have a direct impact on our results of operations for that quarter. Further, we purchase components and contract manufacture our products based on forecasts of sales.
If orders for products exceed our forecasts, we may have difficulty meeting customers orders in a timely manner which could damage our reputation or result in lost sales.

Our market is subject to rapid technological change.

     The markets for high-speed data access products are characterized by rapid technological developments, frequent enhancements to existing products and new product introductions, changes in end user requirements and evolving industry standards. In addition, the market for high-speed data access products is dependent in large part on the increased use of the Internet. Issues concerning the use of the Internet, including security, lost or delayed packets, and quality of service, remain unresolved and may negatively affect the development of the market for our products. If we do not address these technological changes and challenges by regularly introducing new products, our product line will become obsolete which would have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will be able to respond quickly and effectively to technological change.

Our success depends on our ability to continually introduce new products that achieve broad market acceptance.

     We must also continually improve the performance, features and reliability of our products, particularly in response to competitive product offerings. To remain competitive we need to introduce products in a timely manner that incorporate or are compatible with these new technologies as they emerge. We may have only a limited amount of time to penetrate certain markets, and we cannot assure you that we will be successful in achieving widespread acceptance of our products before competitors offer products and services similar or superior to our products. Any delay in product introduction could adversely affect our ability to compete and cause our operating results to be below our expectations or the expectations of public market analysts or investors. In addition, when we announce new products or product enhancements that have the potential to replace or shorten the life cycle of our existing products, customers may defer purchasing our existing products. These actions could materially adversely affect our operating results by unexpectedly decreasing sales, increasing our inventory levels of older products and exposing us to greater risk of product obsolescence.

Our success depends on continued market acceptance of our Expresso products.

     We must devote a substantial amount of human and capital resources in order to maintain commercial acceptance of our Expresso GS and Expresso MDU products in the service provider and MDU markets and to further penetrate these markets. Our success depends on our ability to educate existing and potential customers and end users about the benefits of our FastCopper technology, including HomeRun, and the development of new products to meet changing demands of service providers, MDUs and corporate customers. The continued success of our Expresso products will also depend on the ability of our customers to market and sell high-speed data services to end users. We cannot assure you that our Expresso products will achieve or maintain broad commercial acceptance by service providers, MDUs and corporate customers or in any other market we enter.

Copper-wire based solutions face severe competition from other technologies.

     The market for high-speed data access products and services is characterized by several competing technologies, including fiber optic cables, coaxial cables, satellites and other wireless facilities, that offer competing solutions which provide fast access, high reliability and are cost-effective for some users. Since all of our products are based on the use of copper telephone wire, and since there are physical limits to the speed and distance over which data can be transmitted over this wire, our products may not be a viable solution for customers requiring service at performance levels beyond the current limits of copper telephone wire. To the extent that telecommunications service providers choose to install fiber optic cable or other transmission media in the last mile, or to the extent that homes and businesses install other transmission media within buildings, we expect that demand for our products which are based on copper telephone wires will decline. Commercial acceptance of any one of these competing solutions or any technological advancement or product introduction that provides faster access, greater reliability, increased cost-effectiveness or other advantages over technologies that utilize existing telephone copper wires could decrease the demand for our products and reduce average selling prices and gross margins associated with our products. The occurrence of any one or more of these events could materially adversely affect our business, financial condition and results of operations.

Manufacturing or design defects in our products could cause harm to our reputation and business.

     Any defect or deficiency in our products could reduce the functionality, effectiveness or marketability of our products. These defects or deficiencies could cause orders for our products to be canceled or delayed, reduce revenues, or render our product designs obsolete. In that event, we would be required to devote substantial financial and other resources for a significant period of time in order to develop new product designs. We cannot assure you that we would be successful in addressing any manufacturing or design defects in our products or in developing new product designs in a timely manner, if at all. Any of these events, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

The markets in which we operate are highly competitive, and we may not be able to compete effectively.

     The markets for high-speed Internet and network access products are intensely competitive, and expect that these markets will become increasingly
competitive in the future.   Our most immediate competitors are: PairGain,
Paradyne, Cisco, Ascend Communications (recently acquired by Lucent Technologies), Copper Mountain, and a number of other public and private companies. Many of these competitors are offering, or may offer, technologies and services that directly compete with some or all of our high-speed access products. For a discussion of the factors which impact our ability to compete, see "Business-Competition."

     Many of our competitors and potential competitors have substantially greater name recognition and technical, financial and marketing resources than we do, and we can give you no assurance that we will be able to compete effectively in our target markets. As a result, they may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than we can. In addition, our licensees may sell products based on our technology to our competitors or potential competitors. This licensing may cause an erosion in the potential market for our products. We cannot assure you that we will have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully. This competition could result in price reductions, reduced profit margins and loss of market share, which could materially and adversely affect our business, financial condition and results of operations.

We depend on third parties for increased market penetration of HomeRun.

     We have established relationships with several strategic partners, including our collaborative arrangement through the Home Phoneline Network Alliance, or the Home PNA, with leading semiconductor, computer hardware and consumer electronics manufacturers. We have also licensed our HomeRun technology to members of the Home PNA and others. In this regard, the widespread market acceptance of our HomeRun technology for home networking applications is dependent on the development and marketing of HomeRun-enabled integrated circuits and consumer products by our licensees and their customers. We cannot assure you that our HomeRun technology will continue to be successfully deployed on a widespread basis and future sales of products containing our HomeRun technology cannot be predicted. The amount and timing of resources which our licensees devote to developing and marketing HomeRun-enabled products is not within our control. We cannot assure you that these licensees will develop and market products as expected or that significant license and royalty revenues will be forthcoming in the future. If any of our licensees fails to develop, commercialize or market products incorporating HomeRun technology, our revenues would not grow as expected and we may be required to undertake unforeseen additional responsibilities or to devote additional resources to development, commercialization or marketing of HomeRun, all of which could have a material adverse effect on our business, financial condition and results of operations.

Changing industry standards may adversely affect demand for our products and our stock price.

     We will not be competitive unless we continually introduce new products and product enhancements that changing industry standards. The emergence of new industry standards, whether through adoption by official standards committees or widespread use by telephone companies or other service providers, could require redesign of our products. If these standards become widespread and our products are not in compliance, our customers and potential customers may not purchase our products, which would materially adversely affect our business, financial condition and results of operations. The rapid development of new standards increases the risk that competitors could develop products that make our products obsolete. Any failure by us to develop and introduce new products or enhancements directed at new industry standards could have a material adverse effect on our business, financial condition and results of operations. In addition, selection of competing technologies as standards by standards setting bodies such as the Home PNA could negatively affect our reputation in the market regardless of whether our products are standard compliant or demand for our products does not decline. This selection could be interpreted by the press and others as having a negative impact on our business which could negatively impact the market price of our stock.

If a key distributor discontinues purchasing our product, our revenues may decline and the price of our stock may fall.

     In the first three months of 1999, we derived approximately 15.3% of our revenues from combined sales to Tech Data and Ingram Micro, two independent distributors of our products. These independent distributors are not contractually bound to purchase our products and therefore could discontinue carrying our products at any time in favor of competitive products or for any other reason. In addition, we remain subject to the risk of product returns from these distributors and other customers. We expect that the sale of our products to a limited number of distributors and value-added resellers, including Tech Data and Ingram Micro, may continue to account for a substantial percentage of revenues for the foreseeable future. Any reduction, delay or loss of orders from Tech Data or Ingram Micro could have a material adverse effect on our revenues and on our business, financial condition and results of operations.

We depend on contract manufacturers to manufacture all of our products.

     We do not manufacture any of our products, but instead rely on contract manufacturers to assemble, test and package our products. We cannot assure you that these contract manufacturers and suppliers will be able to meet our future requirements for manufactured products, components and subassemblies. Any interruption in the operations of one or more of these contract manufacturers would adversely affect our ability to meet our scheduled product deliveries to customers. We also intend to regularly introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of high-quality products or the loss of a current contract manufacturer would cause a delay in our ability to fulfill customer orders while we obtain a replacement manufacturer and would have a material adverse effect on our business, operating results and financial condition. In addition, our inability to accurately forecast the actual demand for our products could result in supply, manufacturing or testing capacity constraints. These constraints could result in delays in the delivery of our products or the loss of existing or potential customers, either of which could have a material adverse effect on our business, operating results or financial condition.

     We currently purchase all of our raw materials and components used in our products through our contract manufacturers. Components are purchased pursuant to purchase orders based on forecasts, but we or our contract manufacturers have no guaranteed supply arrangements with these suppliers. The availability of many of these components is dependent in part on our ability to provide our contract manufacturers and their suppliers with accurate forecasts of our future needs. If we or our manufacturers were unable to obtain a sufficient supply of components from current sources, we could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage customer relationships and could adversely affect our business, financial condition or results of operations. In addition, any increases in component costs could increase the costs of our products and reduce demand for our products.

We rely on third parties to test all of our products.

     Substantially all of our products are assembled and tested by our contract manufacturers. Although we perform random spot testing on manufactured products, we rely on our contract manufacturers for assembly and primary testing of our products. Any quality assurance problems could increase the costs of manufacturing, assembling or testing of our products and could have a material adverse effect on our business, financial condition and results of operation. Moreover, defects in products which are not discovered in the quality assurance process could damage customer relationships and result in product returns or liability claims, each of which could have a materially adversely affect our business, financial condition and results of operations.

We purchase several key components from single or limited sources and could lose sales if these sources fail to fill our needs.

     We currently purchase all of our raw materials and components used in our products through our contract manufacturers. In procuring components, our contract manufacturers rely on some suppliers that are the sole source of those components, and we are dependent upon supply from these sources to meet our needs. For example, all of the field programmable gate array supplies used in our products are purchased from Xilinx. Our Expresso products are also dependent on various sole source offerings from Metalink US, Motorola, Osicom Technologies, RELTEC, SaRonix, and Wind River Systems. Certain of our XL products are dependent on offerings from Globespan Semiconductor and Level One Communications. If there is any interruption in the supply of any of the key components currently obtained from a single or limited source, obtaining these components from other sources could take a substantial period of time, could cause us to redesign our products and could disrupt our operations and have a material adverse effect on our business in any given period.

We may not be able to manage our growth effectively.

     Our growth has placed, and in the future may continue to place, a significant strain on our engineering, managerial, administrative, operational, financial and marketing resources, and increased demands on our systems and controls. To exploit the market for our products, we must develop new and enhanced products while managing anticipated growth in sales by implementing effective planning and operating processes. To manage our anticipated growth, we must, among other things, continue to implement and improve our operational, financial and management information systems, hire and train additional qualified personnel, continue to expand and upgrade core technologies and effectively manage multiple relationships with various customers, suppliers and other third parties. We cannot assure you that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to exploit fully the market for our products or systems. If we are unable to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We depend on international sales for a significant portion of our revenues.

     Sales to customers outside of the United States accounted for approximately 18.5% of revenues in 1998 and 21.4% of revenues in the first quarter of 1999. There are a number of risks arising from our international business, including:

        X    longer receivables collection periods;
        X    increased exposure to bad debt write-offs;
        X    risk of political and economic instability;
        X    difficulties in enforcing agreements through foreign legal systems;
        X    unexpected changes in regulatory requirements;
        X    import or export licensing requirements;
        X    reduced protection for intellectual property rights in some countries; and
        X    currency fluctuations.

     We expect sales to customers outside of the United States to increase in the future and our success is dependent on increased international sales. We can give you no assurance that foreign markets for our products will not develop more slowly than currently anticipated. Any failure to increase sales to customers outside the United States could materially adversely affect our business, financial condition and results of operations.

     We also expend product development and other resources in order to meet regulatory and technical requirements of foreign countries. We are depending on sales of our products in these foreign markets in order to recoup the costs associated with developing products for these markets.

We are subject to fluctuations in currency exchange rates.

     All of our foreign sales are invoiced in U.S. dollars. As a result, fluctuations in currency exchange rates could cause our products to become relatively more expensive for international customers and reduce demand for our products. We anticipate that foreign sales will generally continue to be invoiced in U.S. dollars. Accordingly, we do not plan to engage in foreign currency hedging transactions. However, as we expand our current international operations, we may allow payment in foreign currencies and exposure to losses in foreign currency transactions may increase. We may choose to limit our exposure through the purchase of forward foreign exchange contracts or other hedging strategies. We cannot assure you that any currency hedging strategy would be successful in avoiding exchange related losses.

Our limited ability to protect our intellectual property may adversely affect our ability to compete.

     Our future success and ability to compete is dependent in part upon our proprietary technology. We rely on a combination of copyright, patent, trademark and trade secrets laws and nondisclosure agreements to establish and protect our proprietary technology. We currently hold 12 United States patents and have 14 United States patent applications pending. However, we cannot assure you that patents will be issued with respect to pending or future patent applications or that our patents will be upheld as valid or will prevent the development of competitive products or that any actions we have taken will adequately protect our intellectual property rights.

     We generally enter into confidentiality agreements with our employees, consultants, resellers, customers and potential customers, strictly limit access to and distribution of our software, and further limit the disclosure and use of other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology. We also cannot assure you that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

     We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. We cannot assure you that third parties will not assert infringement claims in the future with respect to our current or future products. Any such assertion, regardless of its merit, could require us to pay damages or settlement amounts and could require us to develop non-infringing technology or acquire licenses to the technology that is the subject of asserted infringement. This litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of any litigation and the resulting distraction of our management resources could have a material adverse effect on our business, results of operations or financial condition. We also cannot assure you that any licenses of technology necessary for our business will be available or that, if available, these licenses can be obtained on commercially reasonable terms. Our failure to obtain these licenses could have a material adverse effect on our business, results of operations and financial condition.

Our products must comply with complex government regulations or our products may not be sold.

     We and our customers are subject to varying degrees of federal, state and local regulation. Our products must comply with various regulations and standards defined by the Federal Communications Commission.. The FCC has issued regulations that set installation and equipment standards for communications systems. Our products are also required to meet certain safety requirements. For example, certain of our products must be certified by Underwriters Laboratories in order to meet federal safety requirements relating to electrical appliances to be used inside the home. In addition, certain products must be Network Equipment Building Standard certified before they may be deployed by certain of our customers. Any delay in or failure to obtain these approvals could have a material adverse effect on our business, financial condition or results of operations. Outside of the United States, our products are subject to the regulatory requirements of each country in which our products are manufactured or sold. These requirements are likely to vary widely. If we do not obtain timely domestic or foreign regulatory approvals or certificates we would not be able to sell our products where these regulations apply, which may prevent us from sustaining our revenues or achieving profitability.

     In addition, regulation of our customers may adversely impact our business, operating results and financial condition. For example, FCC regulatory policies affecting the availability of data and Internet services and other terms on which telecommunications companies conduct their business, may impede our penetration of certain markets. In addition, the increasing demand for communications systems has exerted pressure on regulatory bodies worldwide to adopt new standards, generally following extensive investigation of competing technologies. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by our customers, which in turn may have a material adverse effect on the sale of products by us to these customers.

Our success is dependent on our ability to provide adequate customer support.

     Our ability to achieve our planned sales growth and retain current and future customers will depend in part upon the quality of our customer support operations. Our customers generally require significant support and training with respect to our products, particularly in the initial deployment and implementation stage. We have limited experience with widespread deployment of our products to a diverse customer base, and we cannot assure you that we will have adequate personnel to provide the levels of support that our customers may require during initial product deployment or on an ongoing basis. In addition, we rely on a third party for a substantial portion of our customer support functions. Our failure to provide sufficient support to our customers could delay or prevent the successful deployment of our products. Failure to provide adequate support could also have an adverse impact on our reputation and relationship with our customers, could prevent us from gaining new customers and could have a material adverse effect on our business, financial condition or results of operations.

Our success depends on our retention of certain key personnel and our ability to hire additional key personnel.

     We depend on the performance of Matthew Taylor, our Chairman of the Board and Chief Technical Officer, and Salvatore D'Auria, our President and Chief Executive Officer, and on other senior management and technical personnel with experience in the data communications, telecommunications and high-speed data access industries, and the loss of any one of them could have a material adverse
effect on our ability to execute our business strategy.   Additionally, we do
not have employment contracts with any of our executive officers and we only maintain a "key person" life insurance policy on Matthew Taylor. We believe that our future success will depend in large part upon our continued ability to identify, hire, retain and motivate highly skilled employees, who are in great demand. We cannot assure you that we will be able to do so.

Our failure or the failure of our key suppliers and customers to be year 2000 compliant could negatively impact our business.

     Software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results, which could adversely impact our operations. The following are risks of the year 2000 issue:

        X    potential warranty or other claims from our customers or payment of compensatory or other damages;
        X    loss or delay in market acceptance of our products or services;
        X    disruptions in systems we use to run our business;
        X    disruptions in systems used by our suppliers; and
        X    potential reduced spending by other companies on networking solutions as a result of significant information systems spending on year 2000 remediation

     We generally warrant and represent to our customers that our products are free from year 2000 defects. Since all customer situations cannot be anticipated, we may see an increase in warranty and other claims as a result of the year 2000 transition. In addition, litigation regarding year 2000 compliance issues is expected to escalate. For these reasons, the impact of customer claims could have a material adverse impact on our operating results or financial condition.

     Within the past twelve months, we have been upgrading components of our own internal computer and related information and operational systems and continue to assess the need for further system redesign. We believe we are taking the appropriate steps to ensure year 2000 compliance. Based on information currently available, we believe that the costs associated with year 2000 compliance, and the consequences of incomplete or untimely resolution of the year 2000 problem, will not have a material adverse effect on our business, financial condition and results of operations in any given year. However, even if our internal systems are not materially affected by the year 2000 problem, our business, financial condition and results of operations could be materially adversely affected through disruption in the operation of the enterprises with which we interact. We cannot assure you that third party computer products used by us are year 2000 compliant. Further, even though we believe that our current products are year 2000 compliant, we cannot assure you that under actual conditions these products will perform as expected or that future products will be year 2000 compliant. Any failure of our products to be year 2000 compliant could result in the loss of or delay in market acceptance of our products and services, increased service and warranty costs to us or payment by us of compensatory or other damages which could have a material adverse effect on our business, financial condition and results of operations.

We may engage in future acquisitions of  companies, technologies or products.

     As a part of our business strategy, we expect to make acquisitions of, or significant investments in, complementary companies, products or technologies, although no acquisitions or investments are currently pending. For example, in June 1999, we acquired Public Port, Inc. Any future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. These risks include:

        X    difficulties in assimilating the operations and personnel of the acquired companies;
        X    diversion of management's attention from ongoing business concerns;
        X    our potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;
        X    additional expense associated with amortization of acquired intangible assets;
        X    maintenance of uniform standards, controls, procedures and policies; and
        X    impairment of existing relationships with employees, suppliers and customers as a result of the integration of new management personnel.

     We cannot assure you that we will be able to successfully integrate any business, products, technologies or personnel that we might acquire in the future, and our failure to do so could materially adversely affect our business, operating results and financial condition.

Our stock price has been and is likely to continue to be volatile.

     The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could fluctuate widely in response to factors such as the following:

        X    actual or anticipated variations in operating results;

        X    announcements of technological innovations, new products or new services by us or by our partners, competitors or customers;
        X    changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;
        X    conditions or trends in the telecommunications industry, including regulatory developments;
        X    growth of the Internet;
        X    announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
        X    additions or departures of key personnel;
        X    future equity or debt offerings or our announcements of these offerings; and
        X    general market and general economic conditions.

     In addition, in recent years, the stock market in general, and the Nasdaq National Market and the securities of Internet and technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating results. In addition, trading prices of the stocks of many technology companies are at or near historic highs and reflect price-earnings ratios substantially above historic levels. These trading prices and price-earnings rations may not be sustained.

Our charter and bylaws and Delaware law contain provisions with certain anti-takeover effects.

     Certain provisions of our charter and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our charter and bylaws provide for a classified board of directors, eliminate cumulative voting in the election of directors, restrict our stockholders from acting by written consent and calling special meetings, and provide for procedures for advance notification of stockholder nominations and proposals. In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. These provisions, as well as Section 203 of the Delaware General Corporation Law to which we are subject, could discourage potential acquisition proposals, delay or prevent a change of control and prevent changes in our management.

Future sales of our common stock may depress our stock price.

     Sales of a substantial number of shares of our common stock in the public market, or the appearance that these shares are available for sale, could materially and adversely affect the market price of our common stock. These sales also might make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate. As of July 15, 1999, we had 11,635,854 shares outstanding. Of these shares, the 2,875,000 shares sold in our initial public offering plus an additional 36,455 shares released by lockup agreements are freely tradable in the public market without restriction unless held by our affiliates. The remaining 8,555,720 shares of common stock available for sale in the public market are limited by restrictions under the securities laws and lock-up agreements applicable to these shares and will be generally available for sale in the public market as follows:

     Date of Availability For Sale      Number
     -----------------------------      ------
     July 27, 1999                      7,883,829 shares
     February 3, 1999                     666,836 shares
     June 8, 2000                         168,679 shares

     We have agreed, subject to certain conditions, to register on or prior to October 31, 1999 the 168,679 shares which will otherwise become available for sale on June 8, 2000. In addition, we have 55,000 shares underlying an outstanding warrant that, will be eligible for resale in the public market upon expiration of the warrant holder's one-year holding period under Rule 144, which will begin upon the date of exercise. However, to the extent that the warrant holder effects a "cashless" exercise of our warrant, the underlying shares will be eligible for sale in the public market beginning on December 21, 1999.

     We also have 1,148,475 shares of our common stock available for future grants pursuant to our 1998 Employee Stock Purchase Plan and 1998 Stock Plan as of July 15, 1999, and we have 1,032,345 shares of our common stock which are subject to outstanding options at July 15, 1999. All of these outstanding options are also subject to the 180-day lockup. Accordingly, shares underlying vested options will be eligible for resale in the public market beginning on July 27, 1999.

     Lehman Brothers Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" including statements containing the words "believes," "anticipates," "expects" and words of similar import. All statements other than statements of historical fact included in this prospectus, including without limitation, statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in documents incorporated by reference herein and located elsewhere herein, regarding Tut Systems or any of the transactions described herein, including the timing, financing, strategies and effects of these transactions, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from expectations are disclosed in this prospectus, including, without limitation, in conjunction with the forward-looking statements in this prospectus and/or under "Risk Factors." We do not intend to update these forward-looking statements.

                              SELLING STOCKHOLDERS

     The selling stockholders acquired beneficial ownership of all the shares listed below through the purchase of restricted securities. The following table shows, in each case as of May 31, 1999:

     X    the name of each selling stockholder;

     X    how many shares the selling stockholder beneficially owns;

     X how many shares the selling stockholder can resell under this prospectus; and

     X assuming a selling stockholder sells all shares listed next to his or her name, how many shares the selling stockholder will beneficially own after completion of the offering.

     Tut Systems may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold.

     We have calculated the number of shares each selling stockholder "beneficially owns" in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership as defined in Rule 13d-3 does not necessarily indicate beneficial ownership for any other purpose. Under Rule 13d-3, a person beneficially owns all shares as to which they have either sole or shared voting power or sole or shared investment power, as well as all shares which they have the right to acquire within 60 days of the calculation date by exercising any stock option or other right. Since the list above speaks as of May 31, 1999, beneficial ownership therefore includes all shares which the selling stockholder has the right to acquire within 60 days of May 31, 1999 (i.e. on or before July 30, 1999). Shares beneficially owned by each selling stockholder represent less than 1% of our outstanding common stock.


                                                     SHARES WHICH MAY
                                      SHARES           BE SOLD UNDER
                                    BENEFICIALLY           THIS           SHARES BENEFICIALLY OWNED
SELLING STOCKHOLDER                   OWNED (1)         PROSPECTUS              AFTER OFFERING
---------------------------       ---------------  -------------------   --------------------------
Mark Miller                            61,000               25,000                  36,000
Billie Mowers                          11,812                7,500                   4,312
Bernard Peuto TTEE of the Peuto
 Family Trust UAD 7/9/91               40,000                7,500                  32,500

                              PLAN OF DISTRIBUTION

     We have been advised by the selling stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in the Nasdaq National Market and that sales will be made at prices prevailing in the Nasdaq National Market at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the selling stockholders may choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if such broker acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     We have advised the selling stockholders that Regulation M promulgated under the Exchange Act may apply to sales in the market and has informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Upon our being notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the selling stockholders, the commissions paid or discounts or concessions allowed by the selling stockholders to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set forth in this prospectus.

     Any securities covered by this prospectus which qualify for sale pursuant to Rules 144 and 701 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our "affiliate", is entitled to sell within any three month period "restricted shares" beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume in shares of common stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from us or our affiliate. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding us. However, a person who has not been our "affiliate" at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least one year has elapsed since such shares were acquired from us or our affiliate. In general, under Rule 701 as currently in effect, any employee, consultant or advisor of us who purchases shares from us in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

     There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered hereunder.

                     INFORMATION INCORPORATED BY REFERENCE

     This prospectus incorporates by reference the following documents and information, all of which we have filed in the past with the SEC:

     X Our Registration Statement on Form S-1 (File No. 333-60419), declared effective on January 28, 1999.
     X    Our Quarterly Report on Form 10-Q filed on May 14, 1999.

     Unless we have filed a post-effective amendment to the registration statement under the Securities Act which contains this prospectus indicating that all of the shares have been sold or which deregisters all shares then remaining unsold, all documents which we subsequently file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such documents.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been or may be incorporated by reference in this prospectus. Direct any request for such copies by writing or telephoning us at the following address:
Tut Systems, Inc., 2495 Estand Way, Pleasant Hill, California 94523, attention:
Investor Relations.  Our telephone number is (925) 682-6510.

                WHERE TO FIND MORE INFORMATION ABOUT TUT SYSTEMS

     We are required to file special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

     This prospectus contains information concerning us and the sale of our common stock by the selling stockholders, but does not contain all the information set forth in the Registration Statement on Form S-8/S-3 which we have filed with the SEC under the Securities Act. Statements made in this prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and such statement shall be deemed qualified in its entirety by reference thereto. The registration statement, including various exhibits, may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the SEC's office in Washington, D.C.

            INDEMNIFICATION AND THE SEC'S POSITION ON ENFORCEABILITY

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers. This may under certain circumstances include indemnification for liabilities arising under the Securities Act as well as for expenses incurred in that regard. Our certificate of incorporation and bylaws provide for the indemnification of present and former directors, officers, employees and agents of Tut Systems to the maximum extent permitted by the Delaware General Corporation Law. We have also entered into, or will enter into, indemnification agreements with our officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                               TUT SYSTEMS, INC.

                      REGISTRATION STATEMENT ON FORM S-8

                                    PART II

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
        ---------------------------------------

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

The following documents and information previously filed with the Securities and Exchange Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(a) The Registrant's Registration Statement on Form S-1 (File No. 333-60419), declared effective on January 28, 1999.

(b)  The Registrant's Quarterly Report on Form 10-Q filed on May 14, 1999.

(c) The description of the Registrant's Common Stock to be offered hereby is contained in the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 22, 1999 pursuant to
Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.
         -------------------------

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

     Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

     The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law. The Registrant has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Registrant believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonable incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

     Not applicable.

Item 8.  Exhibits.
         --------

     Exhibit Number
     --------------

          4.1 1992 Stock Plan, as amended, and form of Stock Option Agreement thereunder.*
          4.2 1998 Stock Plan and forms of Stock Option Agreement and Stock Purchase Agreement thereunder.*
          4.3      1998 Employee Stock Purchase Plan, as amended.**
          5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered.
         23.1      Consent of PricewaterhouseCoopers LLP, Independent
                   Accountants.
         23.2      Consent of Counsel (contained in Exhibit 5.1).
         24.1      Power of Attorney (see Page II-4).


*Incorporated by reference to the Registrant's Registration Statement on S-1 declared effective on January 28, 1999.
**Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed on May 14, 1999.

Item 9.  Undertakings.
         ------------

         (a)  The Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, Tut Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasant Hill, State of California, on this 22nd day of July, 1999.

                                      Tut Systems, Inc.


                                      By:  /s/ Salvatore D'Auria
                                           ---------------------
                                          Salvatore D'Auria
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Salvatore D'Auria and Nelson B. Caldwell, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this Registration Statement on Form S-8/S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



        Signature                                       Title                             Date
        ---------                                       -----                             ----

/s/ Salvatore D'Auria                    President and Chief Executive Officer         July 22, 1999
--------------------------------------   (Principal Executive Officer) and Director
Salvatore D'Auria

/s/ Nelson B. Caldwell                   Vice President of Finance and Chief           July 22, 1999
--------------------------------------   Financial Officer (Principal Financial
Nelson B. Caldwell                       and Accounting Officer)

/s/ Matt Taylor
--------------------------------------   Chief Technology Officer and Director         July 22, 1999
Matt Taylor                              and Chairman of the Board

/s/ Clifford H. Higgerson
--------------------------------------   Director                                      July 22, 1999
Clifford H. Higgerson

/s/ Neal Douglas
--------------------------------------   Director                                      July 22, 1999
Neal Douglas


--------------------------------------   Director
Brion Applegate

/s/ Saul Rosenzweig
--------------------------------------   Director                                      July 22, 1999
Saul Rosenzweig

/s/ David Spreng
--------------------------------------   Director                                      July 22, 1999
David Spreng

/s/ George Middlemas
--------------------------------------   Director                                      July 22, 1999
George Middlemas


--------------------------------------   Director
Roger Moore

                                      INDEX TO EXHIBITS

                                                                                        SEQUENTIALLY
   EXHIBIT                                                                                NUMBERED
   NUMBER                               DESCRIPTION                                         PAGE
   ------                               -----------                                         ----
      4.1              1992 Stock Plan, as amended, and form of Stock Option Agreement thereunder.*

      4.2              1998 Stock Plan and forms of Stock Option Agreement and Stock
                       Purchase Agreement thereunder.*

      4.3              1998 Employee Stock Purchase Plan, as amended.**

      5.1              Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                       Corporation, as to legality of securities being registered.

     23.1              Consent of PricewaterhouseCoopers LLP, Independent Accountants.

     23.2              Consent of Counsel (contained in Exhibit 5.1).

     24.1              Power of Attorney (see Page II-4).

-----------------------------------------------------------------------------
* Incorporated by reference to the Company's Registration Statement on Form S-1 declared effective on January 28, 1999.
** Incorporated by reference to the Registrant's Quarterly Report on Form
   10-Q filed on May 14, 1999.